Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Simwon America Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock (offered by the Registrant)	(1)	457(a)	1,500,000	$22.00	$33,000,000.00	0.000087	$2,871.00
Fees to be Paid	Equity	Common Stock (offered by the Selling Stockholders)		457(a)	1,000,000	22.00	22,000,000.00	0.000087	1,914.00
Fees to be Paid	Equity	Common Stock (subject to Over-Allotment Option, offered by Registrant)		457(a)	225,000	22.00	4,950,000.00	0.000087	430.65
Fees to be Paid	Equity	Common Stock (subject to Over-Allotment Option, offered by Selling Stockholders)		457(a)	150,000	22.00	3,300,000.00	0.000087	287.10
Fees to be Paid	Equity	Common Stock issuable upon exercise of Representative 's Warrants	(2)	Other	125,000	$22.00	$2,750,000.00	0.000087	$239.25

Total Offering Amounts:							$66,000,000.00		5,742.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,742.00

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Offering Note(s)

(1)	Offering size related information shall be determinated.
(2)	Represents warrants to purchase up to 1,000,000 shares of Common Stock issuable to the representative of the underwriters as part of underwriting compensation. The shares of Common stock underlying such warrants are being registered hereby.